EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STATE INVESTORS BANCORP, INC.
ANNOUNCES FIRST SHARE REPURCHASE PROGRAM

Metairie, Louisiana, July 5, 2012 – State Investors Bancorp, Inc. (the “Company”) (NASDAQ: SIBC), the holding company of State-Investors Bank, today announced that its Board of Directors approved the Company's first stock repurchase program following State-Investors Bank's mutual to stock conversion completed on July 6, 2011.  The repurchase program provides for the repurchase of up to 5% of the Company’s outstanding shares, or 145,475 shares of common stock.  The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors.  The repurchase program will commence no earlier than two business days after the release of earnings for the June 30, 2012 quarter and does not have an expiration date.  Previously on January 24, 2012, the Company announced that in order to fund the 2012 Recognition and Retention Plan, the related trust may purchase up to 116,380 shares of the Company’s common stock in the open market or from private sources.  As of the date hereof, the Company has purchased 18,850 shares for the Recognition and Retention Plan Trust.

Anthony S. Sciortino, President and Chief Executive Officer, stated "We are pleased to announce our first share repurchase program, which reflects our continuing commitment to manage our capital prudently and in a manner which should enhance shareholder value."

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area. Additional information is available at www.stateinvestors.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” We undertake no obligation to update any forward-looking statements.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400